Exhibit 10.67
Daryl N. Bible
4701 Carmel Park Lane
Charlotte, NC 29226

December 2, 2022

Truist Financial Corporation 214 North Tryon Street Charlotte, North Carolina 28202
Attn: Kimberly Moore-Wright, Chief Teammate Officer and Head of Enterprise Diversity
Copy: Ellen M. Fitzsimmons, Chief Legal Officer and Head of Public Affairs Dear Kim,
Reference is made to the Retirement and Consulting Agreement made and entered into as of June 2, 2022, by and among Truist Financial Corporation (the "Company") and me (the "Retirement Agreement"). As you know, my employment is scheduled to terminate on November 30, 2022 (the "Separation Date") in connection with my retirement.
Pursuant to Section 2 of the Retirement Agreement, I had agreed to remain as a consultant of the Company through the twelve (12) month anniversary of the Separation Date.

This letter is to inform you that, as of May 31, 2023, I will voluntarily resign as a consultant. I acknowledge and agree that this represents my voluntary termination of consulting services under the Retirement Agreement and that (i) the terms and conditions set forth in the Retirement Agreement, including, without limitation, the Continuing Obligations set forth in Section 5 and the General Release set forth in Section 6, continue to be in full force and effect, and I will execute the Reaffirmation set forth in Schedule A of the Retirement Agreement (and reattached hereto as Schedule A) following the Separation Date, (ii) pursuant to Section 4G) of the Retirement Agreement, I will not be entitled to receive the Separation Pay (as defined in the Retirement Agreement) and (iii) pursuant to Section 2 of the Retirement Agreement, I will not be entitled to receive any of the Consulting Fees (as defined in the Retirement Agreement) following my voluntary termination of my consulting services.

Further, I acknowledge and agree that (i) with respect to my equity and equity-based awards, the terms of the Truist Financial Corporation 2012 Incentive Plan ("the Plan") and the underlying award agreements control their treatment as explained in Section 4(d) of the Retirement Agreement, (ii) with respect to my Long-Term Incentive Plan ("LTIP") awards, the terms of the Plan and the underlying LTIP award agreements control their treatment; (iii) provided I otherwise comply with the terms of the Retirement Agreement, including, without limitation, my Continuing Obligations and my execution and nonrevocation of the Reaffirmation following the Separation Date, with respect to any incentive-based award for which I may be eligible under the 2022 Annual Incentive Performance Award Program, I will receive a prorated portion of my 2022 AIP award as expressly set forth in Section 4(a) of the Retirement Agreement, (iv) provided I otherwise comply with the terms of the Retirement Agreement, including, without limitation, my Continuing Obligations and my execution and nonrevocation of the Reaffirmation following the Separation Date, with respect to continuation of health benefits coverage, I will remain eligible for that coverage as provided under Section 4(c) of the Retirement Agreement through the termination ofmy Consulting Services on May 31, 2023 and (v) I am not otherwise entitled to any other compensation or benefits (other than my earned but unpaid salary for the remaining period of my employment, any accrued but unused vacation, Consulting Fees for consulting services prior to the termination of those services, and any vested benefits, including vested pension benefits) following the Separation Date. I further acknowledge and agree that, pursuant to Section 2(b) of the Retirement Agreement, the final monthly Consulting Fee will be with respect to May 2023, and that the payment of such final monthly Consulting Fee will be contingent upon me executing and not revoking the Second Reaffirmation (as described in the Retirement Agreement). For the avoidance of doubt, acceptance of employment with M&T Bank with a start date on or after June 1, 2023 would not be deemed a violation of Section 5(f) of the Retirement Agreement.

Yours truly,

Daryl N. Bible

ACKNOWLEDGEMENT

TRUIST FINANCIAL CORPORATION
/s/ Daryl N. Bible
12/2/2022

Schedule A REAFFIRMATION PAGE
This page represents your reaffirmation of the commitments set forth in the
Retirement and Consulting Agreement made and entered into by and between Daryl N. Bible and Truist Financial Corporation ("Truist") (the "Agreement") from the date you signed the Agreement through the date that you sign this Reaffirmation, and you hereby agree that the release of claims pursuant to Section 6 of the Agreement will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this Reaffirmation. You will have seven (7) days following your execution of this Reaffirmation to revoke your signature by notifying, in writing, to Kimberly Moore Wright, Chief Teammate Officer and Head of Enterprise Diversity, with a copy to the General Counsel, of this fact within such seven (7) day period.

I ratify and reaffirm the commitments set forth in the Agreement:

/s/ Daryl N. Bible
Date 12/2/2022